Exhibit 10.1
ASSET TRANSFER AGREEMENT
BETWEEN:
TALISMAN ENERGY CANADA
AND
IVANHOE ENERGY INC.
JULY 11, 2008

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION	1
1.1 Definitions	1
1.2 Schedules and Exhibits	12
1.3 Interpretation Not Affected by Headings	12
1.4 Included Words	12
1.5 Headings	12
1.6 Statutory References	12
1.7 Invalidity of Provisions	13
1.8 References in Agreement	13
1.9 Knowledge or Awareness	13
1.10 Conflicts	13

ARTICLE 2 PURCHASE AND SALE	13
2.1 Purchase and Sale	13
2.2 Purchase Price	13
2.3 Concurrent Agreements	14
2.4 Closing	14
2.5 Form of Payment	14
2.6 Tax Allocation	14
2.7 Taxes	14

ARTICLE 3 TITLE AND ENVIRONMENTAL REVIEW	15
3.1 Acknowledgement	15

ARTICLE 4 ROFR’S AND CONSENTS	15
4.1 Rights of First Refusal	15
4.2 Consents	16

ARTICLE 5 DOCUMENTS, RECORDS AND CONVEYANCES	16
5.1 Conveyances and Joint Obligations	16
5.2 Delivery of Data	17
5.3 ERCB License Transfers	18

ARTICLE 6 POST-CLOSING TRANSITION	19
6.1 Post-Closing Transition	19
6.2 Vendor as Agent of Purchaser	20

ARTICLE 7 APPORTIONMENTS	20
7.1 Apportionments	20
7.2 Interim and Final Accounting	21
7.3 Audit Rights for Apportionments	22
7.4 General	22

ARTICLE 8 LEASE 10 ADJUSTMENT	22
8.1 Permits and Lease 10 Affected Area	22
8.2 Contingent Payment	23

ARTICLE 9 REPRESENTATIONS AND WARRANTIES	23
9.1 Representations and Warranties of Vendor	23

- ii -

9.2 Limitation of Representations and Warranties	27
9.3 Representations and Warranties of Purchaser	27

ARTICLE 10 INDEMNITIES	30
10.1 General Indemnity	30
10.2 Environmental Indemnity	31
10.3 Limitation of Claims	32
10.4 Specific Post-Closing Reclamation Activities	33
10.5 Additional Indemnitees	33
10.6 Indemnification Procedure	33

ARTICLE 11 DISPUTE RESOLUTION	35
11.1 Arbitration	35
11.2 Proceedings	35

ARTICLE 12 RIGHT OF FIRST OFFER	36
12.1 ROFO Notice	36
12.2 Equivalent Consideration	36
12.3 Notice of Acceptance	36
12.4 Transfers to Subsidiaries	37

ARTICLE 13 GENERAL	38
13.1 Subordination Arrangements	38
13.2 Public Announcements	39
13.3 Further Assurances	39
13.4 No Merger	39
13.5 Signs and Notifications	39
13.6 Governing Law	39
13.7 Time	39
13.8 Notices	40
13.9 Entire Agreement	40
13.10 Assignment	41
13.11 Transfer of Assets to an Affiliate	41
13.12 Enurement	42
13.13 Waivers	42
13.14 Substitution and Subrogation	42
13.15 Counterpart Execution	43
SCHEDULES
Schedule “A” — Lands and Leases
Schedule “B” — Wells
Schedule “C” — Proprietary Seismic Data
Schedule “D” — Disclosure Schedule
Schedule “E” — Data Room Materials
Schedule “F” — Proposed Recovery Area
Schedule “G” — ROFR Assets
Schedule “H” — Reclamation Wells

ASSET TRANSFER AGREEMENT
THIS AGREEMENT dated July 11, 2008
BETWEEN:
TALISMAN ENERGY CANADA, a general partnership having an office and carrying on business in the City of Calgary, in the Province of Alberta (“Vendor”)
- and -
IVANHOE ENERGY INC., a corporaton having an office and carrying on business in the City of Vancouver, in the Province of British Columbia (“Purchaser”)
     WHEREAS Vendor wishes to convey to Purchaser and Purchaser wishes to purchase from Vendor the Assets, all subject to and in accordance with the terms and conditions set forth herein;
     NOW THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties agree as follows:
ARTICLE 1
INTERPRETATION
1.1	Definitions

In this Agreement, including the recitals, this clause and the schedules attached hereto, the following capitalized words and phrases shall have the following meanings:
(a)	“2008 Note” means the interest bearing promissory note dated as of the date hereof issued by Purchaser to Vendor in the principal amount of $12,500,000, with a maturity date of December 31, 2008;

(b)	“Abandonment and Reclamation Obligations” means all obligations to abandon the Wells and restore and reclaim the surface sites thereof, to decommission and remove facilities and equipment and restore and reclaim the surface sites thereof and to reclaim and restore the lands to which the surface rights relate (including the removal of all tailings ponds and the remediation of all associated and affected sites), all in accordance with good oil and gas field practices, and in compliance with the Regulations;

(c)	“Additional Indemnitees” means, with respect to any Party to which an indemnity is granted pursuant to this Agreement, its Affiliates, and the respective directors, officers, servants, agents, advisors, employees and consultants of that Party and its Affiliates;

(d)	“AFEs” means authorities for expenditure, cash calls and operations notices issued under Title and Operating Documents authorizing expenditures and similar items;

(e)	“Affiliate” means any company, person, partnership or other legal entity which controls or is controlled by a Party to this Agreement, or which controls or is controlled by a company, person, partnership or other legal entity which controls such Party, and “control” means the power to direct or cause the direction of the management and policies of the Party or the other company, person, partnership or legal entity, as the case may be, whether directly or indirectly, through one or more intermediaries or otherwise, and whether by virtue of the ownership of shares or other equity interests, the holding of voting rights or contractual rights, or partnership interests or otherwise. For certainty, a partnership which is a Party and which is comprised of corporations which are Affiliates, as described above, shall be deemed to be an Affiliate of each such corporation and its other Affiliates;

(f)	“Applicable Securities Laws” means all applicable Canadian and U.S. securities Regulations, including the rules, regulations, notices, instruments and policies of the Securities Commissions;

(g)	“Approved Recovery Area” has the meaning ascribed to that term in clause 8.2;

(h)	“Assets” means the Oil Sands Rights and the Miscellaneous Interests;

(i)	“Back-In Agreement” means the back-in agreement dated as of the date hereof between Vendor and Purchaser;

(j)	“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta, and each Business Day to be calculated under this Agreement shall be a full and complete day encompassing the period from 8:00 a.m. to 4:30 p.m. of such day;

(k)	“Common Shares” means common shares in the capital of Purchaser;

(l)	“Consent Rights” has the meaning ascribed to that term in clause 4.2;

(m)	“Contingent Payment” means the sum of $15,000,000 (as same may be adjusted pursuant to clause 8.2);

(n)	“Convertible Note” means the interest bearing convertible promissory note dated as of the date hereof issued by Purchaser to Vendor in the principal amount of $40,000,000, with a maturity date of July 11, 2011;

(o)	“Crude Bitumen” means a viscous mixture, mainly of hydrocarbons heavier than pentanes, that may contain sulphur compounds;

(p)	“Data Room Materials” means the documents, files, data and information which were reviewed by Purchaser, or were available to be reviewed by Purchaser in Vendor’s data room, or were otherwise provided to Purchaser by Vendor at any time prior to the date hereof, including the materials described in Schedule “E” attached hereto;

(q)	“Disclosure Schedule” means Schedule “D” attached hereto;

(r)	“Disposition Notice” has the meaning ascribed to that term in clause 12.3;

(s)	“Environmental Liabilities” means any and all environmental damage, contamination and other adverse environmental conditions pertaining to or caused by any of the Assets or operations thereon or related thereto, however and by whomsoever caused, and whether caused by a breach of the applicable Regulations or otherwise, which occur or arise in whole or in part prior to, at or subsequent to the date hereof, and regardless of whether or not a reclamation certificate has been issued. Without limiting the generality of the foregoing, such environmental damage or contamination or other environmental conditions shall include those arising from or related to (i) surface, underground, air, ground water, surface water or marine environment contamination; (ii) Abandonment and Reclamation Obligations; (iii) the restoration, cleanup or reclamation of or failure to restore, cleanup or reclaim any part of the Assets; (iv) the breach of applicable Regulations in effect at any time; (v) the removal of or failure to remove foundations, structures or equipment; (vi) the release, spill, escape or emissions of toxic, hazardous or oilfield waste substances; and (vii) damages and losses suffered by Third Parties as a result of any of the occurrences in subclauses (i) through (vi) of this clause;

(t)	“ERCB” means the Alberta Energy Resources Conservation Board;

(u)	“GST” means the goods and services tax administered pursuant to the Excise Tax Act (Canada) or under any successor or parallel federal or provincial legislation that imposes a tax on the recipient of goods and services;

(v)	“HTL Data Monitoring Agreement” means the HTL data monitoring agreement dated as of the date hereof between Vendor and Purchaser;

(w)	“JOA” means the Joint Operating Agreement dated April 5, 2000 between Canadian Natural Resources, Talisman Energy Inc. and Union Pacific Resources Inc.;

(x)	“Jurisdictions” means Yukon Territory and every province of Canada;

(y)	“Lands” means the lands set forth and described in Schedule “A” (insofar as rights thereto are granted by the Leases) and includes the Oil Sands Substances within such lands, subject to such limitations as to geological formations and petroleum substances as set forth in Schedule “A”;
(z)	“Leases” means all leases, licences, permits and other documents of title set forth and described in Schedule “A”, by virtue of which the holder thereof is entitled to drill for, win, take, own or remove the Oil Sands Substances within, upon or under the Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Oil Sands Substances removed from the Lands and includes, if applicable, all amendments, renewals and extensions of such documents and all documents issued in substitution therefor but only insofar as the same relate to the Lands;

(aa)	“Lease 10” means Alberta Crown Primary Oil Sands Lease No. 7401100010, as more particularly described in Schedule “A”, and all amendments, renewals and extensions thereof and all documents issued in substitution therefor;

(bb)	“Lease 10 Affected Area” means the surface of those Lands governed by Lease 10 which are subject to the Suncor Mineral Surface Lease, and for purposes of illustration only include those lands described in Schedule “F” as the “Suncor MSL 044435 Lands Affecting Lease 10” and as “Suncor MSL” in the map attached thereto;

(cc)	“Lease 50” means Alberta Crown Continued Oil Sands Lease No. 7281020T50, as more particularly described in Schedule “G”, and all amendments, renewals and extensions thereof and all documents issued in substitution therefor;

(dd)	“Lease 50 Lands” means the lands set forth and described in Schedule “G” (insofar as rights thereto are granted by Lease 50) and includes the Oil Sands Substances within such lands, subject to such limitations as to geological formations and petroleum substances as set forth in Schedule “G”;

(ee)	“Lease 50 Miscellaneous Interests” means, subject to any and all limitations and exclusions provided for in this definition, the entire interest of Vendor in and to all property, assets, interests and rights pertaining to the Lease 50 Oil Sands Rights and the Lease 50 Wells, or any of them, but only to the extent that such property, assets, interests and rights pertain to the Lease 50 Oil Sands Rights and the Lease 50 Wells to which Vendor is entitled as at the date hereof, or any of them, or any rights relating thereto, including, without limitation, any and all of the following:
(i)	Lease 50, the Title and Operating Documents pertaining to the Lease 50 Lands, and any other contracts and agreements to the extent that they relate to the Lease 50 Oil Sands Rights and the Lease 50 Wells, or any of them;

(ii)	all subsisting leasehold rights (if any) to, and rights (if any) to enter upon, use or occupy the surface of any lands which are or may be used to gain access to or use or operate the Lease 50 Oil Sands Rights and the Lease 50

Wells, or any of them, excluding any such rights that pertain only to a well or wells other than the Lease 50 Wells;
(iii)	all records, books, documents, licenses, permits, approvals, drawings (whether in electronic format or otherwise, including all ‘as-built’ drawings, and including a list of drawings), authorizations, files, or papers which relate to the Lease 50 Oil Sands Rights and the Lease 50 Wells, or any of them;

(iv)	the Proprietary Seismic Data; and

(v)	the right, title, estate and interest of Vendor described in Schedule “G” in and to the Lease 50 Wells, including the wellbores and any and all casing thereof, but specifically excluding any of the foregoing that: (i) may pertain to any seismic other than the Proprietary Seismic Data, or to geophysical or geological data or matters, engineering forecasts, evaluations or reserve estimates; (ii) may pertain to Vendor’s proprietary information or technology or interpretations or Vendor’s tax or financial records or economic evaluations; (iii) are owned or licensed by Third Parties with restrictions on their delivery or disclosure by Vendor or which require the payment of any fees to transfer or disclose same; (iv) are legal opinions, or documents prepared by Vendor in contemplation of litigation; or (v) pertain to records required to be maintained by Vendor under the Regulations;

(ff)	“Lease 50 Oil Sands Rights” means the right, title, estate and interest of Vendor described in Schedule “G”, in and to the Lease 50 Lands and, insofar as they pertain thereto, Lease 50;

(gg)	“Lease 50 Wells” means the wells identified in Schedule “G”, and all other wells which are or may be or were used in connection with the Lease 50 Oil Sands Rights, and including without limitation, evaluation, delineation, producing, shut-in, suspended, abandoned, water source, injection and disposal wells unless any such other wells are specifically excluded in Schedule “G”.

(hh)	“Letter Agreement” means the letter agreement dated May 29, 2008 between Vendor and Purchaser;

(ii)	“Losses” means all actions, causes of action, losses, costs, claims, damages, penalties, fines, assessments, charges, expenses or other liabilities whatsoever, whether contractual or tortious, which are suffered, sustained, paid or incurred by a Party and includes, without limitation, reasonable legal fees on a solicitor and client basis and other professional fees and disbursements on a full indemnity basis, but notwithstanding the foregoing shall not include any liability for indirect or consequential damages including, without limitation, business loss, loss of profit, economic loss, punitive damages, or income tax liabilities;

(jj)	“Miscellaneous Interests” means, subject to any and all limitations and exclusions provided for in this definition, the entire interest of Vendor in and to all property, assets, interests and rights pertaining to the Oil Sands Rights and the Wells, or any of them, but only to the extent that such property, assets, interests and rights pertain to the Oil Sands Rights and the Wells to which Vendor is entitled as at the date hereof, or any of them, or any rights relating thereto, including, without limitation, any and all of the following:
(i)	the Leases, the Title and Operating Documents, and any other contracts and agreements to the extent that they relate to the Oil Sands Rights and the Wells, or any of them;

(ii)	all subsisting leasehold rights (if any) to, and rights (if any) to enter upon, use or occupy the surface of any lands which are or may be used to gain access to or use or operate the Oil Sands Rights and the Wells, or any of them, excluding any such rights that pertain only to a well or wells other than the Wells;

(iii)	all records, books, documents, licenses, permits, approvals, drawings (whether in electronic format or otherwise, including all ‘as-built’ drawings, and including a list of drawings), authorizations, files, or papers which relate to the Oil Sands Rights and the Wells, or any of them; and

(iv)	the right, title, estate and interest of Vendor described in Schedule “A” in and to the Wells, including the wellbores and any and all casing thereof, but specifically excluding any of the foregoing that: (i) may pertain to any seismic (including the Proprietary Seismic Data), or to geophysical or geological data or matters, engineering forecasts, evaluations or reserve estimates; (ii) may pertain to Vendor’s proprietary information or technology or interpretations or Vendor’s tax or financial records or economic evaluations; (iii) are owned or licensed by Third Parties with restrictions on their delivery or disclosure by Vendor or which require the payment of any fees to transfer or disclose same; (iv) are legal opinions, or documents prepared by Vendor in contemplation of litigation; or (v) pertain to records required to be maintained by Vendor under the Regulations;

(kk)	“Notes” means the 2008 Note and Convertible Note;

(ll)	“Notice of Acceptance” has the meaning ascribed to that term in clause 12.3;

(mm)	“Oil Sands Rights” means the right, title, estate and interest of Vendor described in Schedule “A”, in and to the Lands and, insofar as they pertain thereto, the Leases, including without limitation any of the following which relate to the Lands:
(i)	rights to explore for, drill for, extract, win, produce, take, save or market Oil Sands Substances therefrom;

(ii)	rights to a share of the production of Oil Sands Substances therefrom;

(iii)	rights to a share of the proceeds of sale of, or rights to receive payment calculated by reference to, the quantity or value of the production of Oil Sands Substances produced therefrom, other than the rights under agreements for the sale of Oil Sands Substances;

(iv)	rights to acquire any of the rights described in subparagraphs (i) to (iii) of this definition; and

(v)	to the extent that they are described in Schedule “A”, all interests and rights known as working interests, royalty interests, overriding royalty interests, gross overriding royalty interests, production payments, profits interests, net profits interests, revenue interests, net revenue interests and economic interests;
(nn)	“Oil Sands Substances” means Crude Bitumen and every other mineral or substance, the right to explore for which, or an interest in which, is granted under the Leases, but only insofar as the Leases pertain to the Lands;

(oo)	“Party” means a party to this Agreement;

(pp)	“Permitted Encumbrances” means, with respect to the Assets:
(i)	easements, rights of way, servitudes and other similar rights in land (including, without limitation, rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, towers, wires and cables);

(ii)	the right reserved to or vested in any government or other public authority by the terms of any lease (including any Lease), license, franchise, grant or permit or by any statutory provision, to terminate any such lease (including any Lease), license, franchise, grant, permit or authorization or to require annual or other periodic payments as a condition of the continuance thereof;

(iii)	rights of general application reserved to or vested in any governmental or other public authority to levy taxes on the Lands or on Oil Sands Substances produced from the Lands or any of them or the revenue therefrom;

(iv)	legally binding requirements imposed under the Regulations concerning any of the Assets which are generally applicable to the oil and gas industry including, without limitation, rates of production from operations in respect of any of the Assets and any order or directive of the ERCB or other governmental authority, whether before or after the date hereof, to limit or shut-in production from the Assets;

(v)	the terms and conditions of the Leases and the Title and Operating Documents, including without limitation any penalty or forfeiture that is disclosed in Schedule “A”;

(vi)	to the extent described in Schedule “A”:
(A)	any royalties, overriding royalties, net profits interests or other encumbrances applicable to the Oil Sands Rights;

(B)	any existing potential alteration of Vendor’s interest in the Assets because of payout conversion or farmin, farmout or other such agreement; and

(C)	any Rights of First Refusal;
(vii)	liens or security incurred, created or granted in the ordinary course of business or imposed by Regulations, to a public utility or government authority in connection with the Assets or operations thereon for the payment of taxes, assessments and governmental charges which are not due as at the date hereof, or the validity of which is being diligently contested in good faith by or on behalf of Vendor;

(viii)	liens (including, without limitation, processors’, operators’ and similar liens) incurred or created in the ordinary course of business as security in favour of the person conducting the development or operation of the Assets for Vendor’s proportionate share of the costs and expenses of such development or operation which are not due as at the date hereof, or the validity of which is being diligently contested in good faith by or on behalf of Vendor;

(ix)	mechanics’, builders’ or materialman’s liens in respect of services rendered or goods supplied, but only insofar as such liens relate to goods or services for which payment is not due as at the date hereof, or the validity of which is being diligently contested in good faith by or on behalf of Vendor;

(x)	statutory exceptions to title, and the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the Assets or interests therein;

(xi)	any Security Interest held by any Third Party encumbering Vendor’s interest in and to the Assets, or any part or portion thereof, in respect of which Vendor delivers a registerable discharge or a ‘no interest’ letter to Purchaser on or prior to the date hereof;

(xii)	any security held by, or granted by, through or under a Third Party in respect of or encumbering that Third Party’s interest in and to the Assets or any part or portion thereof;

(xiii)	any defect or deficiencies in title to the Assets of which Purchaser is aware or which are disclosed in this Agreement; and

(xiv)	all other liens, adverse claims, and other claims or interests of Third Parties set out in Schedule “A”;
(qq)	“person” means an individual, a partnership, a corporation, a trust, an unincorporated organization, a union, a governmental authority and the heirs, executors, administrators or other legal representatives thereof;

(rr)	“Prime Rate” means the daily rate of interest expressed as a per annum rate announced from time to time by the main branch of the Royal Bank of Canada in Calgary, Alberta as a reference rate for the determination of interest rates on Canadian dollar commercial loans to customers in Canada;

(ss)	“Proposed Recovery Area” means the portion of the Lease 10 Affected Area that is within the 750 meter buffer zone of the outside perimeter thereof, as is illustrated in Schedule “F”;

(tt)	“Proposed Recovery Area Permits” has the meaning ascribed to that term in clause 8.1;

(uu)	“Proprietary Seismic Data” means Vendor’s interest in seismic data owned by Vendor jointly with one or more Third Parties, to the extent such data is in respect of the Lands or lands located on or within 1.6 kilometers of the Lease 50 Lands, and is described in Schedule “C”, but specifically excludes all trade or licensed seismic data, and any proprietary interpretations of such data or derivative products thereof;

(vv)	“Public Record” means all information filed by Purchaser with the Securities Commissions including, without limitation, any information filed with any Securities Commission in compliance, or intended compliance, with any Applicable Securities Laws;

(ww)	“Purchase Price” means the total consideration paid or delivered (as the case may be) by Purchaser to Vendor as set forth in clause 2.2;

(xx)	“Purchaser Counsel Opinions” means the legal opinions dated as of the date hereof delivered by Goodmans LLP and Bennett Jones LLP to Vendor;

(yy)	“Regulations” means all statutes, laws, rules, orders, regulations and directions of governmental and other competent authorities in effect from time to time and made by governments, governmental boards or agencies, tribunals, arbitrators, or judicial authorities having jurisdiction over the Assets, the Parties or the transaction contemplated herein;

(zz)	“Rights of First Refusal” means a right of first refusal, pre-emptive right of purchase or similar right whereby any Third Party has the right to acquire or purchase all or a portion of the Assets as a consequence of the Parties entering into this Agreement or the transaction to be effected by this Agreement;
(aaa)	“ROFO Interests” has the meaning ascribed to that term in clause 12.1;

(bbb)	“ROFO Notice” has the meaning ascribed to that term in clause 12.1;

(ccc)	“ROFR Assets” means the Lease 50 Oil Sands Rights and the Lease 50 Miscellaneous Interests;

(ddd)	“ROFR Assets Value” has the meaning ascribed to that term in clause 4.1(b)(i);

(eee)	“SEC” means the United States Securities and Exchange Commission;

(fff)	“Securities Commissions” means the securities commissions or securities regulatory authorities in each of the provinces of Canada and the Yukon Territory, and the SEC;

(ggg)	“Security Documents” means the Fixed and Floating Charge Debenture and associated Pledge Agreement of even date granted by Purchaser to Vendor;

(hhh)	“Security Interests” means security interests in the Assets or any portion thereof granted by Vendor or its Affiliates to any Third Party, whether by way of mortgage, deed of trust, assignment under the Bank Act (Canada), debenture, general security agreement or land charge under personal property security legislation or otherwise, including any amendments thereto;

(iii)	“Specific Conveyances” means all conveyances, assignments, registerable transfers, novations, bills of sale, and other documents or instruments that are reasonably required or desirable to convey, assign and transfer the interest of and the obligations of Vendor in and to the Assets to Purchaser and to novate Purchaser in the place and stead of Vendor with respect to the Assets and all of Vendor’s obligations relating thereto;

(jjj)	“Specified Reclamation Activities” means the activities associated or required in connection with the reclamation of the wells described in Schedule “H”, including establishing native vegetation, reducing slash accumulation and spreading debris over the lease area, addressing any stability and erosion issues, reducing mulched debris and the depth thereof to promote natural vegetation, and addressing well site subsidence at abandonment by mounting well centers, in each case as may be required by the Regulations or generally accepted oil and gas practices;

(kkk)	“Subsidiary” means any company, person, partnership or other legal entity which is controlled by Purchaser, and “control” means the power to direct or cause the direction of the management and policies of such company, person, partnership or other legal entity, as the case may be, whether directly or indirectly, through one or more intermediaries or otherwise, and whether by virtue of the ownership of shares or other equity interests, the holding of voting rights or contractual rights, or partnership interests or otherwise;
(lll)	“Suncor Mineral Surface Lease” means Mineral Surface Lease No. 044435 granted by Alberta Sustainable Resource Development to Suncor Energy Inc., and all amendments, renewals and extensions thereof and all documents issued in substitution therefor;

(mmm)	“Survival Period” shall have the meaning ascribed to that term in clause 9.4;

(nnn)	“Third Party” means any person (other than the Parties to the extent of their roles in this Agreement as Vendor and Purchaser);

(ooo)	“this Agreement”, “herein”, “hereto”, “hereof” and similar expressions mean and refer to this Asset Transfer Agreement together with all Schedules, in its entirety;

(ppp)	“Title and Operating Documents” means, to the extent directly related to the Oil Sands Rights and Wells, or any of them:
(i)	agreements whereby Vendor derives any interest therein, or affecting Vendor’s interests and obligations therein, including, without limitation, operating agreements, royalty agreements, farmout or farmin agreements, option agreements, participation agreements, pooling agreements, or trust agreements (whether Vendor is trustee or beneficiary);

(ii)	any approvals, authorizations or licenses required under the Regulations for the conduct of operations with respect to the Assets, including without limitation Well licenses; and

(iii)	all other agreements other than the Leases that relate to the ownership, operation or exploitation of the Oil Sands Rights or the Wells;
(qqq)	“Transaction Documents” means this Agreement, the Back-In Agreement, the Notes, the Security Documents and the HTL Data Monitoring Agreement and all ancillary or supplemental documents relating thereto;

(rrr)	“U.S Person” means “U.S. person” as defined in Regulation S promulgated under the U.S Securities Act;

(sss)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

(ttt)	“Wells” means the wells identified in Schedule “B”, and all other wells which are or may be or were used in connection with the Oil Sands Rights, and including without limitation, evaluation, delineation, producing, shut-in, suspended, abandoned, water source, injection and disposal wells unless any such other wells are specifically excluded in Schedule “B”.

1.2	Schedules and Exhibits

The following schedules are attached to, form part of, and are incorporated in this Agreement:
Schedule “A” — Lands and Leases

Schedule “B” — Wells

Schedule “C” — Proprietary Seismic Data

Schedule “D” — Disclosure Schedule

Schedule “E” — Data Room Materials

Schedule “F” — Proposed Recovery Area

Schedule “G” — ROFR Assets

Schedule “H” — Reclamation Wells

These schedules are incorporated herein by reference as though contained in the body of this Agreement. Whenever any term or condition, whether express or implied, of any schedule conflicts or is at variance with any term or condition of the body of this Agreement, the latter shall prevail.

1.3	Interpretation Not Affected by Headings

The division of this Agreement into articles, clauses, subclauses and paragraphs and the provision of headings for all or any part thereof are for convenience and reference only and shall not affect the meaning, interpretation or construction of this Agreement.

1.4	Included Words

When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders. In addition, references to “including” shall mean including without limitation, and “includes” or other derivatives thereof shall have corresponding meanings.

1.5	Headings

The expressions “Article”, “clause”, “subclause”, “paragraph” and “Schedule” followed by a number or letter or combination thereof mean and refer to the specified article, clause, subclause, paragraph and schedule of or to this Agreement.

1.6	Statutory References

Any reference herein to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing or superseding the statute so referred to or the regulations made pursuant thereto.

1.7	Invalidity of Provisions

If any of the provisions of this Agreement should be determined to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions herein shall not in any way be affected or impaired thereby.

1.8	References in Agreement

Any reference to time refers to the time in Calgary, Alberta at the applicable time. All references to “dollars” or “$” herein refer to lawful currency of Canada.

1.9	Knowledge or Awareness

In this Agreement, the stated knowledge, information, belief or awareness of a Party consists only of the actual knowledge or awareness, as the case may be, of the current officers of such Party whose normal responsibilities relate to the matter in question in the course of their normal duties, and does not include knowledge, information or belief and awareness of any other person or persons or any constructive or imputed knowledge. Vendor does not have any obligation to make inquiry of Third Parties or the files and records of any Third Party or public authority in connection with representations and warranties that are made to its knowledge, information, belief or awareness.

1.10	Conflicts

If any term or condition of this Agreement conflicts with a term or condition of the Leases or the Regulations, the term or condition of the relevant Lease or Regulation will prevail, and this Agreement will be deemed to be amended to the extent required to eliminate any such conflict.
ARTICLE 2
PURCHASE AND SALE
2.1	Purchase and Sale

As consideration for the payment or delivery, as the case may be, of the Purchase Price, the receipt and sufficiency of which is hereby acknowledged, Vendor hereby sells, assigns, transfers, conveys and sets over to Purchaser, and Purchaser hereby purchases from Vendor, all of the right, title, estate and interest of Vendor (whether absolute or contingent, legal or beneficial) in and to the Assets, TO HAVE AND TO HOLD the same, together with all benefit and advantage to be derived therefrom, absolutely, subject to the terms of this Agreement.

2.2	Purchase Price

The Purchase Price for the Assets is as follows:
(a)	$22,500,000 in cash;

(b)	delivery of the Notes duly executed by the Purchaser; and

(c)	the obligation of Purchaser respecting the Contingent Payment in accordance with article 8,

(a)	and (b) of which has been paid or delivered, as the case may be, by Purchaser to Vendor concurrently with the execution and delivery of this Agreement.
2.3	Concurrent Agreements

Concurrently with the execution and delivery of this Agreement, the Parties or Purchaser (as the case may be) have delivered the Back-In Agreement, the Security Documents and the HTL Data Monitoring Agreement.

2.4	Closing

Possession, risk and beneficial ownership of Vendor’s interest in and to the Assets shall pass from Vendor to Purchaser on the date hereof.

2.5	Form of Payment

All payments to be made pursuant to this Agreement shall be in Canadian funds and shall be made by bank wire unless otherwise instructed by Vendor.

2.6	Tax Allocation

The Parties shall allocate the Purchase Price amongst the Assets as follows:

(a) Miscellaneous Interests	$1.00

(b) Oil Sands Rights	The balance of the Purchase Price
2.7	Taxes
(a)	Purchaser shall be solely responsible for any provincial sales tax pertaining to its acquisition of the Assets and shall remit any such taxes to the applicable governmental authority according to the Regulations.

(b)	If Vendor is required to collect from Purchaser any tax, fee or charge under the Regulations in connection with Purchaser acquiring the Assets, including but not limited to GST, then Purchaser shall pay the amount of those taxes, fees or charges to Vendor, and Vendor shall remit those amounts in the manner required by the Regulations. Such amounts are in addition to the Purchase Price. If the amount of any tax, fee or charge is adjusted as a result of any audit or determination by any government authority then any increase or decrease and any related penalties and interest paid or received shall be paid by or received by Purchaser.

ARTICLE 3
TITLE AND ENVIRONMENTAL REVIEW
3.1	Acknowledgement

Purchaser acknowledges and confirms that it and its nominees have been provided with a reasonable opportunity by Vendor to conduct a physical inspection, environmental assessment and title review of the Assets, all at Purchaser’s sole cost, risk and expense, and that it is satisfied with such inspection, assessment and review and the results thereof.
ARTICLE 4
ROFR’S AND CONSENTS
4.1	Rights of First Refusal
(a)	The Parties confirm that a notice respecting the applicable Right of First Refusal was issued to the appropriate Third Party in respect of the ROFR Assets pursuant to and in accordance with the Letter Agreement and the JOA, and that such Third Party exercised its Right of First Refusal. In the event that a sale of the ROFR Assets to such Third Party is not completed at any time prior to November 30, 2008 and Vendor determines that it has no further obligation to sell the ROFR Assets to such Third Party, Vendor shall provide written notice thereof to Purchaser. Within thirty (30) days after receipt of such written notice:
(i)	Vendor and Purchaser shall execute and deliver an amending agreement pursuant to which:
(A)	this Agreement is amended to reflect the consideration to be paid by Purchaser to Vendor in accordance with clause 4.1(a)(ii);

(B)	Vendor’s representations and warranties in clause 9.1 shall be deemed repeated as at the date of the amending agreement and shall survive, for purposes of the ROFR Assets only, for a period of twelve (12) months thereafter; and

(C)	Schedule “A” hereto is amended to include a description of the ROFR Assets;
(ii)	concurrently with the execution and delivery of the amending agreement Purchaser shall deliver to Vendor a certified cheque or bank draft (or at Vendor’s request initiate a wire transfer) in the amount of $7,500,000 and an amended and restated 2008 Note in form and substance satisfactory to Vendor, acting reasonably, pursuant to which the Principal Amount (as such term is defined in the 2008 Note) of the 2008 Note is increased to $20,000,000, and in addition Purchaser shall deliver to Vendor a supplemental debenture pursuant to which the Fixed and Floating Charged Debenture of even date granted by Purchaser to Vendor is amended, modified and supplemented to increase the Principal Sum (as that term is defined therein) to $75,000,000.
If Purchaser acquires the ROFR Assets pursuant to this Agreement, Vendor will as soon as reasonably practicable thereafter instruct its data management service provider to effect a transfer and delivery of the Proprietary Seismic Data to Purchaser. Purchaser shall be solely responsible for all fees and costs charged therefor by that service provider, and for any other fees and costs (including in respect of reproduction, deletion and handling) charged by the service provider.
4.2	Consents

To the extent all such consents were not obtained prior to the date hereof, if any Lease or Title and Operating Document provides that Vendor shall obtain the written consent (the “Consent Rights”) from a Third Party to the disposition of such Lease or Title and Operating Document to Purchaser, Vendor shall, no later than ten (10) Business Days after the date hereof, serve all notices and request all consents required to permit the conveyance of any such Leases or Title and Operating Documents to Purchaser. Failure to obtain consents for all Leases or Title and Operating Documents requiring written consent shall not constitute a breach of this Agreement or any of Vendor’s representations and warranties. Vendor shall give prompt written notice to Purchaser of all Consent Rights for which consents are either granted or refused. If any Third Party notifies Vendor that it refuses to give the consent required by the Consent Right, Vendor and Purchaser shall cooperate in attempting to obtain such consent. Purchaser shall, however, continue to own the Assets affected by the relevant Lease or Title and Operating Document and shall indemnify Vendor against Losses of Vendor in connection therewith. Vendor shall after the date hereof hold Purchaser’s legal interest in that Lease and Title and Operating Document as agent for Purchaser and shall continue to use commerically reasonable efforts (but Vendor shall not be required to incur any costs or expenses) to obtain such written consent from the Third Party.
ARTICLE 5
DOCUMENTS, RECORDS AND CONVEYANCES
5.1	Conveyances and Joint Obligations
(a)	Vendor has used commercially reasonable efforts to prepare the required Specific Conveyances. To the extent any further Specific Conveyances are required after the date hereof, Vendor shall use commercially reasonable efforts to provide such Specific Conveyances for execution and delivery by the Parties as soon as reasonably possible after such requirements are established. None of the Specific Conveyances shall confer or impose upon a Party any greater right or obligation than contemplated in this Agreement.

To the extent any Specific Conveyances are not prepared or delivered on the date hereof, Vendor shall be entitled to retain the Leases, Title and Operating Documents and correspondence, records, books, documents, licences, reports and data relating thereto comprising the Miscellaneous Interests until such Specific

Conveyances are executed and delivered, but Purchaser may access all of the foregoing at Vendor’s offices during normal business hours for review purposes and to make copies.
(b)	Vendor shall (with the cooperation of Purchaser) circulate and register, as the case may be, all Specific Conveyances that by their nature may be circulated or registered. All costs of registration of the Specific Conveyances, including all Well licence transfers, assignments of dispositions and any associated security deposits, shall be for the sole account of Purchaser.

(c)	No Specific Conveyance shall require Vendor to provide any representation or warranty beyond those contained in this Agreement, nor shall they entitle Purchaser to impose any obligation upon or to rely on any representation or warranty, express or implied, of Vendor beyond those contained in this Agreement.
5.2	Delivery of Data
(a)	Subject to completion of Specific Conveyances as provided in clause 5.1, Vendor shall deliver to Purchaser on the date hereof or forthwith hereafter the original copies of the Leases and the Title and Operating Documents and the original copies of other agreements, correspondence, records, books, documents, licences, permits, approvals, reports and data comprising the Miscellaneous Interests which are now in the possession of Vendor. Notwithstanding the foregoing, if and to the extent such Leases, Title and Operating Documents and other agreements, correspondence, records, books, documents, licences, reports and data comprising the Miscellaneous Interests also pertain to interests other than the Assets, photocopies or other copies may be provided to Purchaser in lieu of original copies, at Purchaser’s sole cost and expense for copying. Vendor may retain photocopies of all Leases, Title and Operating Documents, other agreements, correspondence, records, books, documents, licences, reports and data comprising the Miscellaneous Interests, at its sole cost and expense.

(b)	Notwithstanding anything contained herein, with respect to the Leases, Title and Operating Documents, and all other files, records and other documents included in the Miscellaneous Interests, for a period of seven (7) years after the date hereof Purchaser shall provide Vendor with reasonable access to all such materials (including permitting the copying thereof where appropriate) acquired from Vendor that are required by Vendor in connection with audits, the preparation of tax returns, to comply with Regulations (including Applicable Securities Laws) and in connection with any action, suit or proceeding. Purchaser shall make its personnel reasonably available for the purpose of providing Vendor, upon Vendor’s reasonable request, with assistance in locating information from such records, providing appropriate verifications of documents and information, developing information, reports, submissions and the like relating to Vendor’s ownership or operation of the Assets prior to the date hereof, or otherwise providing reasonable assistance.

(c)	Notwithstanding subclause 5.2(a), Vendor shall either provide the documents included in Miscellaneous Interests on the date hereof or undertake to deliver them within three (3) weeks following the date hereof.
5.3	ERCB License Transfers
(a)	Purchaser acknowledges that Vendor had the right to, at least five (5) Business Days prior to the date hereof, request that Purchaser communicate with the ERCB to determine all conditions which the ERCB would require be complied with or satisfied in order for the ERCB to approve the transfer by Vendor of licences for the Wells to Purchaser, and that Purchaser was to advise Vendor in writing of such conditions. Purchaser covenants to comply with all conditions imposed by the ERCB in respect of such transfers.

(b)	Within five (5) Business Days following the date hereof, and subject to the approval of Vendor’s working interest partners in the particular Asset (to the extent such working interest partners have the contractual right to grant or deny consent), Vendor shall prepare and electronically submit an application to the ERCB for the transfer of the Wells, if any, held in the name of Vendor, and Purchaser shall electronically ratify and sign such application. If Vendor’s working interest partners for an Asset deny their consent to such transfer, the Parties shall cooperate in re-transferring the pertinent licenses back to Vendor for Vendor’s assignment to an approved operator. Purchaser’s LSAS Client ID No. is EN3601.

(c)	Should the ERCB deny any license transfer because of misdescription or other minor deficiencies in the application, Vendor shall within two (2) Business Days correct the application and amend and re-submit an application for the license transfers, and Purchaser shall electronically ratify and sign such application.

(d)	After the date hereof, whether or not Purchaser requested prior determination of ERCB transfer conditions under clause 5.3(a), if for any reason the ERCB requires Purchaser to make a deposit in order to approve the license transfer, Purchaser shall and covenants to immediately make such deposit.

(e)	If Purchaser fails to make a deposit which it is required to make under clause 5.3(d) within ten (10) days of Purchaser’s receipt of notification from ERCB that such deposit is required, Vendor shall have the right, but not the obligation, to make such deposit. In such event, Purchaser shall reimburse Vendor for the amount of such deposit plus interest thereon at the Prime Rate plus two (2) percent per annum, calculated daily and not compounded, from the date Vendor paid the deposit until such reimbursement is made. In addition to all other rights to enforce such reimbursement otherwise available to Vendor, it shall have the right to set-off the amount of such reimbursement (including interest) against other monies due to Purchaser pursuant to this Agreement.

(f)	Purchaser hereby appoints Vendor as its agent with regard to the payment referred to in clause 5.3(e), it being agreed however that Vendor shall not have any obligation to make such security deposits on behalf of Purchaser.
ARTICLE 6
POST-CLOSING TRANSITION
6.1	Post-Closing Transition

After the date hereof and to the extent that Purchaser must be recognized by Third Parties under the Title and Operating Documents or otherwise recognized as the owner of any of the Assets, the following will apply to those Assets until that recognition has been effected:
(a)	Vendor shall hold title to the Assets, or any portion thereof, as agent for Purchaser, represent Purchaser and receive and hold all proceeds, benefits and advantages accruing in respect of the Assets for the benefit, use and ownership of Purchaser;

(b)	Vendor will forthwith provide to Purchaser all Third Party AFEs, notices, mail ballots, invoices, cash calls, billings, and other similar documents Vendor receives respecting the Assets, and will respond to such AFEs, notices, mail ballots, and other similar documents pursuant to the written instruction of Purchaser, if received on a timely basis, provided that Vendor may refuse to follow instructions that it reasonably believes to be unlawful, unethical or in conflict with an applicable contract by providing notice to that effect to Purchaser in a timely manner, and further provided that Vendor may require Purchaser to advance or otherwise secure any costs to be incurred in connection with Purchaser’s written instructions in such manner and by such date as Vendor may reasonably request, and if Purchaser fails to do so Vendor shall not be obligated to follow such instructions and shall not be responsible for any Losses suffered by Purchaser or for any other claims, expenses or damages which may result;

(c)	Pursuant to article 7, Vendor will deliver to Purchaser, on a monthly basis, in a manner consistent with Vendor’s internal accounting processes, all revenues, proceeds and other benefits received by Vendor respecting the Assets and accruing after the date hereof, together with all relevant statements of operating expenses, less the share of the applicable lessor royalties, development and operating costs, treating, gathering, processing and product transportation expenses and those other costs and expenses directly relating to the Assets and the production of Oil Sands Substances. Vendor shall be entitled to retain any portion of such funds to satisfy any amounts owing or payable hereunder or to satisfy any amounts owing to Third Parties by Purchaser under the Leases, Title and Operating Documents and other agreements or other documents relating to the Assets. Any net amount owing to Vendor under this subclause (c) will be paid by Purchaser within thirty (30) days of Vendor’s invoice therefore. All overdue payments hereunder shall be payable with interest calculated at the Prime Rate plus two per cent (2.0%) per annum, calculated daily and not compounded.; and

(d)	Vendor will, as agent of Purchaser, deliver to Third Parties all such notices and other documents as Purchaser may reasonably request, in connection with its ownership of the Assets, and all money or other items provided in respect thereof, provided that Vendor may refuse to deliver any such notice or document if it reasonably believes same to be unlawful, unethical or in conflict with an applicable contract by providing notice to that effect to Purchaser in a timely manner, and further provided that Vendor may require Purchaser to advance or otherwise secure any costs to be incurred in connection with the delivery of such notice or document in such manner and by such date as Vendor may reasonably request, and if Purchaser fails to do so Vendor shall not be obligated to deliver such notice or document and shall not be responsible for any Losses suffered by Purchaser or for any other claims, expenses or damages which may result.
6.2	Vendor as Agent of Purchaser
(a)	After the date hereof and insofar as Vendor takes actions on behalf of Purchaser in compliance with the obligations under this article 6, Vendor will be deemed to have been the agent of Purchaser hereunder. Purchaser hereby ratifies all actions taken, or refrained from being taken, by Vendor under this article in that capacity, with the intention that all of those actions will be deemed to be those of Purchaser, except to the extent that Vendor’s actions constitute gross negligence or wilful misconduct. An act or omission of Vendor will not be regarded as gross negligence or wilful misconduct under this article, however, to the extent that it was done or omitted to be done in accordance with Purchaser’s written instructions or knowledge.

(b)	Purchaser will be liable to and, in addition, indemnify Vendor and its additional Indemnitees against all of their Losses and liabilities as a result of maintaining the Assets or exercising other rights as Purchaser’s agent under this article, insofar as those Losses and liabilities are not a direct result of the gross negligence or wilful misconduct of Vendor or any of its Additional Indemnitees. An act or omission of Vendor or its Additional Indemnitees will not be regarded as gross negligence or wilful misconduct, however, to the extent that it was done or omitted to be done in accordance with Purchaser’s written instructions or knowledge.
ARTICLE 7
APPORTIONMENTS
7.1	Apportionments
(a)	Except as provided below in this article 7, all benefits and obligations of every kind and nature relating to the ownership and operation of the Assets and accruing in respect of the Assets including without limitation, rentals, property taxes, maintenance, development, and capital and operating costs, shall be apportioned between the Parties as of the date hereof on an accrual basis in accordance with generally accepted accounting principles.

(b)	All rentals and all similar payments required to preserve any of the Leases and all taxes (other than income taxes) levied with respect to the Assets shall be apportioned between Vendor and Purchaser on a per diem basis as of the date hereof.

(c)	Any adjustments resulting from Third Party joint venture audits relating to the Assets:
(i)	relating to the period prior to the date hereof and for which audit queries are outstanding as at the date hereof; or

(ii)	that occur after the date hereof but not later than two (2) years after the date hereof or within the applicable period in the governing agreements included in the Miscellaneous Interests, whichever is later;
shall be made as they are established and payment for them shall be made by the Party required to make payment hereunder in accordance with clause 7.1(a) within thirty (30) days of being notified in writing of the determination of the amount owing. All overdue payments hereunder shall be payable with interest calculated at the Prime Rate plus two per cent (2.0%) per annum, calculated daily and not compounded.
7.2	Interim and Final Accounting
(a)	An interim accounting of all apportionments required under this article shall be carried out by the Parties on the date hereof based upon Vendor’s good faith best estimate of such apportionments (based upon information then available) and the net apportionment pursuant to this article based upon such accounting shall be paid on the date hereof. The Parties acknowledge that a statement setting out the above interim accounting was delivered by Vendor to Purchaser prior to the date hereof and same was in form and substance satisfactory to the Parties.

(b)	Subject to the audit rights in clause 7.3, a final accounting of all apportionments pursuant to this article shall be carried out within ninety (90) days following the date hereof. Purchaser shall pay to Vendor, or Vendor shall pay to Purchaser, as the case may be, the net cash amount owing in respect of the apportionments as specified in the final accounting within thirty (30) days of receipt of such final accounting. Subject to clauses 7.1(c) and 7.3, the Parties shall not be obligated to make any apportionments after such ninety (90) day period unless such apportionment has been specifically requested, by notice, within such period. All apportionments shall be settled by payment by the Party required to make payment hereunder within thirty (30) days of being notified of each such apportionment being agreed upon. All overdue payments hereunder shall be payable with interest calculated at the Prime Rate plus two per cent (2.0%) per annum, calculated daily and not compounded.

7.3	Audit Rights for Apportionments

During the ninety (90) day period following the date hereof, Purchaser may audit the books, records and accounts of Vendor respecting the Assets for the purpose of ascertaining, verifying or effecting apportionments pursuant to this article. Such audit shall be conducted upon reasonable notice to Vendor at its offices during normal business hours, and shall be conducted at the sole expense of Purchaser. Any claims or discrepancies disclosed by such audit shall be made in writing to Vendor within thirty (30) days following the completion of such audit, and Vendor shall respond in writing to any claims or discrepancies within sixty (60) days of the receipt of such claims. To the extent that the Parties are unable to resolve any outstanding claims or discrepancies disclosed by such audit within thirty (30) days of the response of Vendor, such audit exceptions shall be resolved by arbitration pursuant to article 11. Notwithstanding the foregoing audit period limitation, Purchaser’s audit rights under this clause 7.3 shall be extended for the time period, and in respect of those books, records and accounts, as may be reasonably necessary to permit Purchaser to verify refunds or payments to be received or made by it pursuant to clause 7.1(c).

7.4	General
(a)	Either Party may, at any time, refer to arbitration pursuant to article 11, a dispute between the Parties respecting the requirement for, or the amount of, or the allocation of, an apportionment pursuant to the provisions of this article.

(b)	GST shall be payable with respect to apportionments where required by law and paid accordingly by the applicable Party.

(c)	The Parties confirm Vendor shall claim all revenue and expenses relating to the Assets prior to the date hereof and shall be responsible for any income taxes relating thereto. Nothing contained in this article shall impose any liability on any Party for the income tax liability of the other Party.
ARTICLE 8
LEASE 10 ADJUSTMENT
8.1	Permits and Lease 10 Affected Area

Purchaser acknowledges the existence of the Suncor Mineral Surface Lease and a Third Party tailings pond on a portion of the surface of the Lands governed by Lease 10, and that as a result certain permits, consents and approvals (the “Proposed Recovery Area Permits”), including from (as applicable) the ERCB, Alberta Environment and other regulatory authorities, will be required for the exploration or development of, or production from, the Lease 10 Affected Area by directional drilling from pads located on the surface of the Lease 10 Lands (other than the Lease 10 Affected Area) into all or a part of the Proposed Recovery Area. After the date hereof, Purchaser shall at all times use its commercially reasonable efforts to obtain all Proposed Required Area Permits required to permit such directional drilling in respect of the entire Proposed Recovery Area. Purchaser shall forthwith after receipt notify Vendor of each Proposed Recovery

Area Permit it obtains, and provide Vendor with a copy thereof. Purchaser shall from time to time upon request provide Vendor with a report summarizing the status of each application for a Proposed Recovery Area Permit it has made and the status thereof.

8.2	Contingent Payment

In the event that all Proposed Recovery Area Permits required for any directional drilling operation referred to in clause 8.1 are granted, Purchaser shall pay to Vendor the Contingent Payment within ninety (90) Business Days of the grant of the last of such permits, provided that if such Proposed Recovery Area Permits restrict or limit access to less than all of the Proposed Recovery Area (the “Approved Recovery Area”), the Contingent Payment will be reduced to an amount equal to the product of: (A) $15,000,000; multiplied by (B) the Approved Recovery Area (measured on an acreage basis) divided by the Proposed Recovery Area (measured on an acreage basis).

In the event a payment is made pursuant to this article 8 and at any time within two (2) years of such payment there is any amendment, renewal, extension or replacement, or a further grant, of a Proposed Recovery Area Permit, or Purchaser otherwise becomes entitled to explore, develop or produce from lands within the Proposed Recovery Area that are in addition to lands previously included in an Approved Recovery Area, Purchaser shall pay an additional amount in accordance with this clause 8.2 based on such additional available acreage. In this regard the Contingent Payment amount shall be re-calculated (provided that the aggregate amount of the Contingent Payment shall not in any event exceed $15,000,000) and for such purpose the additional available acreage shall be deemed to form part of the Approved Recovery Area.

Nothing in this article 8 shall oblige Purchaser to pay any amounts (other than nominal amounts) to non-governmental Third Parties to acquire access rights to the Lease 10 Affected Area.
ARTICLE 9
REPRESENTATIONS AND WARRANTIES
9.1	Representations and Warranties of Vendor

Purchaser acknowledges that it is purchasing Vendor’s interest in and to the Assets on an “as is, where is” basis, without representation and warranty, except that and subject in all instances to the other provisions in this Agreement Vendor hereby represents and warrants that, except as otherwise disclosed to Purchaser or its representatives prior to the date hereof, and subject in all events to the Permitted Encumbrances and the matters set forth in the Disclosure Schedule:
(a)	Standing: Vendor was formed as a general partnership under the Partnership Act (Alberta) and currently exists and is registered as a general partnership under that Act. Vendor is duly organized and authorised to carry on business in the jurisdictions in which the Assets are located;

(b)	Authority: Vendor now has and shall have at all times material to the transactions contemplated hereby, taken all necessary actions and has all requisite capacity, power and authority to enter into this Agreement and the other agreements and documents required to be delivered by it pursuant hereto, and to perform its obligations as Vendor under this Agreement and the other agreements and documents required to be delivered by it pursuant hereto;

(c)	Execution and Enforceability of Documents: This Agreement and the other Transaction Documents have been duly executed and delivered by it and constitute legal, valid, binding and enforceable obligations of Vendor subject to the qualification that such enforceability may be subject to:
(i)	bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditor’s rights generally; and

(ii)	general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law);
(d)	No Conflicts: The consummation by Vendor of the transactions contemplated herein will not, in any material respect, violate, or be in beach of, or conflict with any of the constating documents, partnership agreement, charter, by-laws or other governing documents of Vendor or any provision of any material agreement or instrument to which Vendor is party or by which Vendor or the Assets are bound, or any Regulation applicable to Vendor or the Assets;

(e)	Canadian Resident: It is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

(f)	Title: Although it does not warrant title to the Assets, Vendor confirms that except for the Permitted Encumbrances:
(i)	it has not assigned, mortgaged or in any way alienated or encumbered all or any portion of its interest in the Assets;

(ii)	the Assets are free and clear of all liens, encumbrances and adverse claims created by through or under Vendor; and

(iii)	subject to the terms and provisions in this Agreement (including Article 8 hereof) and each other Transaction Document, and to the terms, rents, covenants, conditions and stipulations in the Title and Operating Documents, Purchaser shall be entitled to hold and enjoy the Assets without any lawful interruption by any person claiming by, through or under the Vendor;
(g)	Finders’ Fees: It has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this transaction for which Purchaser shall have any obligation or liability;

(h)	No Lawsuits or Claims: There are no material unsatisfied claims, proceedings, actions, lawsuits, administrative proceedings or governmental investigations in existence or, to Vendor’s knowledge, threatened against or with respect to the Assets;

(i)	Payment of Taxes: To Vendor’s knowledge, all ad valorem, property and similar taxes and assessments based on or measured by the ownership of the Assets payable by Vendor prior to the date hereof and for all prior years have been properly paid and discharged or will be paid when due;

(j)	Compliance: Vendor has complied with, performed, observed and satisfied all material terms, conditions, obligations and liabilities which have heretofore arisen and were the obligations of Vendor under any of the provisions of the Leases or the Title and Operating Documents affecting the Assets or any then-existing Regulation relating to the Assets;

(k)	AFE’s: As of the date of execution of this Agreement there are no outstanding AFE’s in respect of the Assets pursuant to which any expenditures in excess of $50,000 are or may be required from Purchaser ;

(l)	Production Sales Contracts / Transportation Agreements / Processing Obligations: There are no production sales contracts, transportation agreements or obligations to process Oil Sands Substances (including any take or pay obligations) which relate to the Assets;

(m)	Operations: All operations relating to the Assets in respect of which Vendor was the operator have been conducted in accordance with generally accepted oilfield practice and all material requirements of then existing Regulations and Vendor has not received any notice of the occurrence of a material violation, and is not aware that any material violation is occurring or has occurred, in respect of operations conducted by it and relating to the Assets;

(n)	Environmental: To Vendor’s knowledge, except for Abandonment and Reclamation Obligations arising in the ordinary course:
(i)	Vendor has not received any order or directives under the Regulations relating to environmental matters of a material nature which relate to the Assets and remain outstanding in any material way as of the date hereof and that require any further work, repairs, construction or capital expenditures of a material nature; and

(ii)	no demand or notice under the Regulations has been made or filed by any government or agency having to do with any material environmental damage or injury or alleged damage or injury, which relates to the Assets and remains outstanding as of the date hereof;
(o)	Assets: Vendor is not disposing of all or substantially all of its assets;

(p)	Regulatory Transfer Requirements: Vendor or its managing partner meets all qualification requirements of and under the Regulations to transfer the Assets;

(q)	No AMI: There are no active areas of mutual interest or similar provisions contained in any Title and Operating Documents pertaining to the Assets which remain in effect;

(r)	Right of First Refusal: There are no Rights of First Refusal other than pursuant to a Joint Operating Agreement dated April 5, 2000 between Canadian Natural Resources, Talisman Energy Inc. and Union Pacific Resources Inc.;

(s)	Notes:
(i)	Vendor is acquiring the Notes as principal and not for the benefit of any other person.

(ii)	Vendor acknowledges that:
(A)	the Notes are being issued under an exemption from prospectus requirements pursuant to Applicable Securities Laws in Canada;

(B)	the Notes have not been registered under the U.S. Securities Act, and may not be offered or sold in the United States or to U.S. Persons unless the Notes are registered under the U.S. Securities Act, or an exemption from the registration requirements of the U.S Securities Act is available;

(C)	Vendor may not be able to resell the Notes or any Common Shares issued upon the conversion of the Convertible Note except in accordance with limited exemptions available under Applicable Securities Laws and stock exchange rules for a period of four months and one day from the date hereof; and

(D)	the Convertible Note contains, and the certificate representing the Common Shares issued upon conversion of the Convertible Note may contain (depending on the date of conversion), a legend indicating that the resale of such securities is restricted in accordance with Applicable Securities Laws;
(t)	Net Book Value: The aggregate net book value of the Assets as set forth in Vendor’s most recent audited financial statements, and the gross revenues from sales in or from Canada generated from the Assets for Vendor’s most recently completed fiscal year, are both less than $50,000,000; and

(u)	Proprietary Seismic: Vendor does not own (whether solely or jointly with a Third Party) a proprietary interest in seismic data (for greater certainty excluding trade or licensed seismic data) which relates to the Lands.

9.2	Limitation of Representations and Warranties
(a)	Purchaser acknowledges that it is purchasing Vendor’s interest in and to the Assets on an “as is, where is” basis, without representation and warranty by Vendor or any Third Party except as expressly set forth in clause 9.1. In particular, and without limiting the generality of the foregoing, Vendor hereby negates any representations or warranties, whether contained in any information memorandum, the Data Room Materials, or otherwise with respect to:
(i)	any data, information or materials supplied by Vendor in connection therewith, whether provided in the Data Room Materials or otherwise, and including without limitation any engineering, geological, or other interpretations or economic evaluations respecting the Assets;

(ii)	the quality, quantity or recoverability of Oil Sands Substances within or under the Lands;

(iii)	the value of the Assets or the future cash flow therefrom; and

(iv)	the quality, condition, serviceability, fitness or marketability of the Wells and any tangible, depreciable equipment or property or interests which comprise the Assets, including their suitability for use for any purpose.
(b)	Furthermore, Purchaser acknowledges and confirms that it has performed its own due diligence, and that it has not relied on any representation, warranty or covenant not contained in this Agreement or on any statement or information provided by, or discussions with, Vendor or its Affiliates or any of their representatives. Purchaser shall have no claim or action against Vendor or its Affiliates in respect of the location, state, condition, suitability or fitness of the Assets, or any of them, for Purchaser’s intended use or purpose or their merchantability, other than in the case of a breach of or untruth of any express representation or warranty made by Vendor in this Agreement (and in such case subject to the limitations in this Agreement). In addition, Purchaser specifically acknowledges and confirms that in agreeing to enter into and to consummate the transaction contemplated in this Agreement, it has relied, and will continue to rely, upon its own engineering and other evaluations and projections as the same relate to the Assets and on its own inspection of all other physical property and assets which comprise the Assets.
9.3	Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Vendor that:
(a)	Corporate Standing: Purchaser is a corporation duly organized, validly subsisting and in good standing under the laws of Yukon Territory and duly registered, validly subsisting and authorized to carry on business in the jurisdictions in which the Assets are located; Purchaser has all requisite corporate authority and power to carry on its business and to own its properties and assets;

(b)	Corporate Authority: Purchaser has taken all necessary corporate actions and has all requisite capacity, power and authority to enter into this Agreement and the other Transaction Documents, and to perform all other obligations of Purchaser under this Agreement and the other Transaction Documents (including the issuance of Common Shares upon the conversion of the Convertible Note);

(c)	Execution and Enforceability of Transaction Documents: This Agreement and the other Transaction Documents have been duly executed and delivered by it and constitute legal, valid, binding and enforceable obligations of Purchaser subject to the qualification that such enforceability may be subject to:
(i)	bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditor’s rights generally; and

(ii)	general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law);
(d)	No Conflicts: The consummation by Purchaser of the transactions contemplated herein will not, in any material respect, violate, be in breach of, or conflict with any of the constating documents, charter, by-laws or other governing documents of Purchaser or any provision of any material agreement or instrument to which Purchaser is party or by which Purchaser, its Common Shares or the Assets are bound, or any Regulation applicable to Purchaser, its Common Shares or the Assets;

(e)	Canadian Resident: It is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

(f)	Finders’ Fees: It has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this transaction for which Vendor shall have any obligation or liability;

(g)	Regulatory Transfer Requirements: Purchaser meets all qualification requirements of all governmental agencies and under the Regulations to purchase, accept and hold the Assets;

(h)	Investment Canada Act: Purchaser is not a non-Canadian person for the purposes of the Investment Canada Act;

(i)	Authorized Capital: The authorized capital of Purchaser consists of an unlimited number of Common Shares and an unlimited number of preferred shares, issuable in series, of which 245,586,470 Common Shares and no preferred shares are currently issued and outstanding;

(j)	Public Record: The information and statements set forth in the Public Record were true, correct and complete and did not contain any misrepresentation, as of the respective dates of such information or statements, and no material change has occurred in relation to Purchaser which is not disclosed in the Public Record, and

Purchaser has not filed any confidential material change reports which continue to be confidential;

(k)	No Lawsuits or Claims: There are no material unsatisfied claims, proceedings, actions, lawsuits, administrative proceedings or governmental investigations in existence or threatened against or with respect to Purchaser or its properties;

(l)	Financial Statements: The most recent audited financial statements of Purchaser fairly represent the financial condition of Purchaser and its assets and liabilities as at the date thereof, for the periods covered thereby, as applicable, in accordance with generally accepted accounting principles consistently applied and the accounting policies set out in the notes to such financial statements, and there has been no material adverse change in the financial condition of Purchaser since the date of those financial statements;

(m)	Securities Compliance: None of the Securities Commissions, the Toronto Stock Exchange and NASDAQ has issued any order which is currently outstanding preventing or suspending trading trading in any securities of Purchaser, and Purchaser is not in default of any material requirement of Applicable Securities Laws;

(n)	Exchange Approvals: The Toronto Stock Exchange has conditionally approved the issuance of the Convertible Note and the listing of the Common Shares issuable upon conversion of the Convertible Note; and

(o)	Issuance of Common Shares: Upon conversion of the Convertible Note in accordance with its terms into Common Shares, the Common Shares so issued will be validly issued as fully paid and non-assessable shares of Purchaser.
9.4	No Merger

The representations and warranties set forth in clauses 9.1 and 9.3 shall continue in full force and effect and will survive after the date hereof for a period of:
(a)	as regards the representations and warranties set forth in clause 9.1, twelve (12) months;

(b)	as regards the representations and warranties set forth in clause 9.3(a), (b), (c), (d), (i), (j), (l), (m), (n) and (o), thirty six (36) months; and

(c)	as regards the balance of the representations and warranties set forth in clause 9.3, twelve (12) months,
(each, a “Survival Period”) for the benefit of the Party for which those representations and warranties were made. These representations and warranties shall not be the subject of any rights of subrogation in favour of any other persons, and the benefit thereof shall not be transferred to any other person. Such representations and warranties and the indemnities set forth in clause 10.1 and 10.2 shall be deemed to apply, as applicable, to all assignments, conveyances, transfers and documents conveying the Assets from Vendor to Purchaser and the issuance of the Notes by Purchaser to Vendor, and there shall not be any merger of any representation, warranty or indemnity in such assignments, transfers or documents notwithstanding any rule of law, equity or statute to the contrary and all such rules are hereby waived.
ARTICLE 10
INDEMNITIES
10.1	General Indemnity

Subject to clauses 6.2, 9.2, 10.2 and 10.3:
(a)	Vendor shall:
(i)	be liable to Purchaser for all Losses suffered, sustained, paid or incurred by Purchaser; and

(ii)	indemnify and save Purchaser and its Additional Indemnitees harmless from and against all Losses that may be brought against or which they or any one of them may suffer, sustain, pay or incur;
as a direct result of any act, omission, circumstance or other matter arising out of, resulting from, attributable to, or connected with any misrepresentation or breach of a representation or warranty of Vendor contained herein, provided that nothing in this clause 10.1(a) shall be construed so as to cause Vendor to be liable to Purchaser or to indemnify Purchaser and its Additional Indemnitees in connection with any such representation or warranty if and to the extent that Purchaser or its Additional Indemnitees, as the case may be, did not rely upon such representation or warranty.

(b)	Purchaser shall:
(i)	be liable to Vendor for all Losses suffered, sustained, paid or incurred by Vendor; and

(ii)	indemnify and save Vendor and its Additional Indemnitees harmless from and against all Losses that may be brought against or which they or any one of them may suffer, sustain, pay or incur;
as a direct result of any act, omission, circumstance or other matter arising out of, resulting from, attributable to, or connected with:
(iii)	any misrepresentation or breach of a representation or warranty of Purchaser contained herein, provided that nothing in this clause 10.1(b) shall be construed so as to cause Purchaser to be liable to Vendor or to indemnify Vendor and its Additional Indemnitees in connection with any such representation or warranty if and to the extent that Vendor or its

Additional Indemnitees, as the case may be, did not rely upon such representation or warranty; or

(iv)	the Assets, from and after the date hereof.
10.2	Environmental Indemnity

Purchaser acknowledges that it:
(a)	is familiar with the condition of the Assets, including the past and present use of the Assets;

(b)	has been provided with the right and the opportunity to conduct due diligence investigations with respect to existing or potential Environmental Liabilities pertaining to the Assets;

(c)	is not relying upon any representation or warranty of Vendor as to the condition, environmental or otherwise, of the Assets, except as is specifically made pursuant to clause 9.1(n). Notwithstanding the provisions of clause 10.1(a), but subject to clause 10.4, Purchaser agrees that from and after the date hereof, Vendor shall have no liability whatsoever for any Environmental Liabilities; and

(d)	shall be responsible for all Abandonment and Reclamation Obligations, subject to clause 10.4.
In this regard, after the date hereof Purchaser shall:
(e)	be solely liable and responsible for all Losses suffered, sustained, paid or incurred by Vendor; and

(f)	indemnify and save Vendor and its Additional Indemnitees harmless from and against all Losses that may be brought against or which they or any one of them may suffer, sustain, pay or incur;
as a direct result of any act, omission, matter or thing related to any Environmental Liabilities pertaining to or caused by the Assets, however and whenever arising or accruing and Purchaser shall assume, perform, pay and discharge all Environmental Liabilities. This liability and indemnity shall apply without limit and without regard to cause or causes, including without limitation the negligence, whether sole, concurrent, gross, active, passive, primary or secondary, or the wilful or wanton misconduct of either Vendor or Purchaser or any other person or otherwise. Purchaser acknowledges and agrees that it shall not be entitled to any rights or remedies as against Vendor under the common law or statute pertaining to any Environmental Liabilities relating to or caused by the Assets including, without limitation, the right to name Vendor as a third party to any action commenced by any person against Purchaser. Nothing herein contained shall prejudice any claims or remedies that Vendor may have against Purchaser in relation to such claim or remedy outside this contract including rights and remedies under the common law or statute. Notwithstanding the foregoing, the liability of and indemnity provided by Purchaser in this clause 10.2 shall be subject to clause 10.4, and shall not apply to the extent of Vendor’s liability and indemnification provided pursuant to clause 10.1(a) as a result of a material breach of the environmental representation and warranty made by Vendor contained in clause 9.1(n).

10.3 Limitation of Claims
(a)	In the absence of fraud, no claim in respect of the representations and warranties contained in this Agreement or in respect of the indemnities relating to such representations and warranties as set out in clause 10.1(a) or clause 10.1(b)(iii) may be made or enforceable unless written notice of such claim, including reasonably detailed particulars thereof, is given by the claimant to the other Party within the Survival Period applicable to such representations and warranties.

(b)	Subject to any specific limitations contained in this Agreement, including those in clause 10.3(a) and to the timing restrictions contained in article 7, the Parties agree that the period for seeking a remedial order under clause 3.1(a) of the Limitations Act (Alberta) is extended from 2 years to 4 years for all claims that may arise under article 7.

(c)	Nothing contained in this Agreement shall impose any liability on either Party for indirect or consequential damages including, but not limited to, business loss, loss of profit or economic loss suffered by either Party or their respective successors and assigns.

(d)	Nothing contained in this Agreement shall impose any liability on any Party for the income tax liabilities of any other Party.

(e)	The liabilities and indemnities prescribed by clause 10.1 are not a title warranty by Vendor beyond those provided in clause 9.1, and do not provide an extension of any representation or warranty of either Vendor or Purchaser contained in clauses 9.1 or 9.3 hereof.

(f)	The indemnities provided in clause 10.1 shall be reduced on a dollar for dollar basis to the extent that claims for indemnified losses are actually reimbursed or reimbursable to the Party to be indemnified by insurance carried by that Party.

(g)	Subject to clause 10.3(h), Vendor shall have no liability for, and Purchaser shall not be entitled to any claim for liability or indemnity for Losses hereunder unless each of the following conditions is satisfied:
(i)	each particular claim in question, as agreed or as ultimately determined by a court of competent jurisidiction, exceeds $100,000; and

(ii)	the aggregate amount of all such claims by Purchaser, as agreed or as ultimately determined by a court of competent jurisdiction, exceeds $500,000

Upon the aggregate of such claims exceeding $500,000, the Vendor shall be required to be liable to, or to indemnify for, only that amount of such Losses which are in excess of $500,000, and then only as to those claims that exceed the threshold amount in clause 10.3(g)(i) above.
(h)	Notwithstanding anything contained herein, in no event shall the total liabilities and indemnities of Vendor under or in connection with this Agreement (including but not limited to any claims relating to its representations and warranties in clause 9.1, any claims for liability and indemnity under clause 10.1, or any interest accruing in connection with those or any other claims) exceed $75,000,000.

(i)	The provisions of this article 10 shall survive after the date hereof for the benefit of Vendor and Purchaser.
10.4	Specific Post-Closing Reclamation Activities

Purchaser shall provide access to the Lands to Vendor from time to time after the date hereof so that Vendor can complete at its sole cost the Specified Reclamation Activities. Purchaser shall otherwise remain liable for all Abandonment and Reclamation Obligations and all Environmental Liabilities, provided that if the Environmental Liabilities are increased as a direct result of Vendor’s negligent acts or omissions in conducting the Specified Reclamation Activities, Vendor shall be solely liable for and shall indemnify Purchaser from and against only such incremental Environmental Liabilities.

10.5	Additional Indemnitees

All indemnities, releases, assumptions and exclusions of and limitations on liability which by the terms of this Agreement extend to the benefit of an Additional Indemnitee shall be enforceable by such Additional Indemnitee in its own right as if it were party to this Agreement. Notwithstanding the foregoing, it is agreed that the Parties may rescind, terminate, amend or supplement this Agreement without the consent of any Additional Indemnitee.

10.6	Indemnification Procedure
(a)	All claims for indemnification under this Agreement in connection with Third Party claims shall be asserted and resolved as follows:
(i)	A party claiming indemnification under this Agreement (an “Indemnified Party”) shall promptly (A) notify the party from whom indemnification is sought (the “Indemnifying Party”) of any third-party claim (“Third Party Claim”) asserted against the Indemnified Party which could give rise to a right of indemnification under this Agreement and (B) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers or documents served, issued or otherwise provided with respect to the

Third Party Claim (if any), an estimate of the amount of the damages attributable to the Third Party Claim, if reasonably possible, and the basis of the Indemnified Party’s request for indemnification under this Agreement.

(ii)	Within fifteen (15) Business Days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party shall notify the Indemnified Party (A) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Agreement with respect to such Third Party Claim and (B) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party has disputed its potential liability to the Indemnified Party with respect to any Third Party Claim, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction and the Indemnified Party shall have the right to defend any such Third Party Claim in the manner set out in clause 10.6(a)(iv).

(iii)	If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this Agreement and that the Indemnifying Party elects to assume the defence of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this clause 10.6(a). The Indemnifying Party shall have full control of such defence and proceedings including any compromise or settlement thereof; provided, however, that any such compromise or settlement involving non-monetary obligations of the Indemnified Party, or otherwise having a direct effect upon its continuing operations, shall be subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The Indemnified Party is hereby authorized to, and at the sole cost and expense of the Indemnifying Party shall be entitled to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which are not unnecessarily prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defence or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause 10.6(a) and, except as permitted above or pursuant to this clause 10.6(a), shall bear its own costs and expenses with respect to such participation.

(iv)	If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to this clause 10.6(a), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to clause 10.6(a) but fails to diligently and promptly prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim. The Indemnified Party shall have full control of such defence and proceedings; provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party’s consent, which shall not be unreasonably withheld or delayed, any compromise or settlement of such Third Party Claim. The Indemnifying Party may participate in, but not control, any defence or settlement controlled by the Indemnified Party pursuant to this clause 10.6(a), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(v)	The failure to provide notice as provided in this clause 10.6(a) shall not excuse any Party from its continuing obligations hereunder.
(b)	Vendor and Purchaser shall each represent their respective Additional Indemnitees for purposes of this clause 10.6.
ARTICLE 11
DISPUTE RESOLUTION
11.1	Arbitration

In respect of any matter that must be or may be referred to arbitration under this Agreement, the Parties shall select an arbitrator within five (5) Business Days of the date the matter is referred to arbitration. The arbitrator shall meet the criteria for an arbitrator under the Arbitration Act (Alberta). If the Parties cannot reasonably agree on the appointment of an arbitrator, the Parties shall each appoint an umpire who shall appoint an arbitrator. If the umpires are unable to agree on an arbitrator or if one of the Parties fails to comply with the provisions of this clause 11.1, either Party may apply to a judge of the Court of Queen’s Bench of Alberta for the appointment of an arbitrator.

11.2	Proceedings

The following proceedings shall apply in respect of any arbitration hereunder:
(a)	The Parties shall, within five (5) Business Days of the date of selection of the arbitrator, each deliver to the arbitrator and the other Party a written statement respecting the matter in dispute to the arbitrator, including such Party’s proposed resolution. The arbitrator shall be required to accept one of such resolutions. If only one of the Parties submits a written resolution, the arbitrator shall be required to accept the resolution proposed by such Party;

(b)	The arbitrator shall be instructed to render his or her decision not later than ten (10) Business Days after his or her appointment and shall communicate such decision to the Parties;

(c)	If the arbitrator accepts Vendor’s proposal, Purchaser shall pay the fees and expenses of the arbitrator and if the arbitrator selects Purchaser’s proposal, Vendor shall pay the fees and expenses of the arbitrator. The decision of the arbitrator shall be final and binding on the Parties and not subject to review; and

(d)	Except to the extent modified in this article, the arbitrator shall conduct any arbitration hereunder pursuant to the provisions of the Arbitration Act (Alberta).
ARTICLE 12
RIGHT OF FIRST OFFER
12.1	ROFO Notice

If at any time during the period ending three (3) years after the date hereof Purchaser or any Subsidiary wishes to solicit offers or receives an unsolicited offer which it is favourably considering in respect of all or any interest it owns in any heavy oil property (other than the Assets) located in the Province of Alberta (the “ROFO Interests”), Purchaser shall by notice advise Vendor of the desire of Purchaser or such Subsidiary to make a disposition, including in such notice a description of the ROFO Interests to be disposed of, the minimum cash price or other consideration for which Purchaser or the Subsidiary is prepared to make such disposition, the proposed effective date and closing date of the disposition and any other information respecting the disposition which Purchaser reasonably believes would be material to the exercise of Vendor’s rights hereunder (such notice called the “ROFO Notice”).

12.2	Equivalent Consideration

If any consideration described in a ROFO Notice is not cash and cannot be matched in kind, in whole or in part, by Vendor, the ROFO Notice shall include the bona fide estimate of Purchaser of the value, in cash, of such consideration. If Vendor does not agree that the estimate of the cash value of the non-cash consideration described in a ROFO Notice is reasonable, it shall provide written notice thereof to Purchaser within fourteen (14) days of receipt of the ROFO Notice. If such notice is not provided Vendor shall be deemed to have agreed that the cash value estimate was reasonable. If such notice is provided, the dispute shall be resolved pursuant to arbitration in accordance with article 11. The equivalent cash consideration determined by such dispute resolution shall thereupon be used to determine the sale price, in cash, for the ROFO Interest.

12.3	Notice of Acceptance

Within the later of thirty (30) days from the receipt of a ROFO Notice or of the value determined pursuant to clause 12.2, Vendor may give notice (the “Notice of Acceptance”) to Purchaser that it elects to purchase the ROFO Interest. A Notice of Acceptance shall create a binding contractual obligation upon Purchaser (or the

Subsidiary) to sell and Vendor to purchase the ROFO Interest for the cash price referred to in clause 12.1 (as may be amended in accordance with clause 12.2) and on the terms and conditions set forth in the ROFO Notice. If Vendor fails to elect within the above thirty (30) day period, Vendor shall be deemed to have elected to not acquire the ROFO Interest. If Vendor does not provide a Notice of Acceptance within the period set forth above, and provided that Purchaser has complied with its obligations in this article 12, Purchaser (or the Subsidiary, as the case may be) may dispose of its ROFO Interest at any time within one hundred and eighty (180) days from the issuance of the ROFO Notice to a Third Party at a price and on terms no more advantageous to the Third Party than what was set forth in the ROFO Notice. If such dispostion does not occur within such one hundred and eighty (180) day period Purchaser shall (or shall cause the Subsidiary) to comply with this article 12 before disposing of any of those ROFO Interests.

If Purchaser (or a Subsidiary) wishes to dispose of a ROFO Interest to a Third Party it shall first provide notice (the “Disposition Notice”) to Vendor of the material terms of such proposed disposition, including the sale price. If Vendor reasonably believes that the terms of the proposed Third Party disposition are more advantageous to the Third Party than what was set forth in the ROFO Notice, it shall be entitled to provide a written notice thereof to Purchaser within fourteen (14) days of receipt of the Disposition Notice. If such notice is not provided Vendor shall be deemed to have agreed that the material terms set forth in the Disposition Notice are not more advantageous. If such notice is provided then the matter shall be resolved pursuant to arbitration in accordance with article 11, and no disposition of the ROFO Interests shall occur until the dispute is resolved. If it is determined that the terms made available to the Third Party are more advantageous to the Third Party than what was set forth in the ROFO Notice, Vendor shall have the right, for a period of thirty (30) days from such determination, to elect to acquire the ROFO Interests on the terms made available to the Third Party by providing written notice to Purchaser. If Vendor provides such notice it shall create a binding contractual obligation upon Purchaser (or the Subsidiary) to sell and Vendor to purchase the ROFO Interest for the cash price referred to in clause 12.1 (as may be amended in accordance with clause 12.2) and on the terms and conditions set forth in the Disposition Notice. If Vendor fails to elect within the above thirty (30) day period, Vendor shall be deemed to have elected to not acquire the ROFO Interest and Purchaser (or the Subsidiary) shall complete the sale to the Third Party on the terms set forth in the Disposition Notice.

12.4	Transfers to Subsidiaries

The provisions set forth in this Article 12 shall apply mutatis mutandis to any transaction or series of related transactions whereby a ROFO Interest is transferred to a Subsidiary and the shares or other equity interests of Purchaser in the Subsidiary are thereafter sold, as if and as though such transactions are a disposition of the ROFO Interests as contemplated in this Article 12. Subject to the foregoing, the provisions in this Article 12 shall not apply to a transfer of ROFO Interests from Purchaser to a Subsidiary, from a Subsidiary to Purchaser, or from one Subsidiary to another Subsidiary.

ARTICLE 13
GENERAL
13.1	Subordination Arrangements
(a)	Vendor shall cooperate with Purchaser in good faith in connection with the execution and delivery of a intercreditor or subordination agreement that is in form and substance satisfactory to Vendor, acting reasonably (each a “Subordination Agreement”) pursuant to which:
(i)	Vendor consents to the grant of a security interest to third party lenders (or their designee) (the “Third Party Lender”) of Purchaser in, to and over the Mortgaged Property (as that term is defined in the Fixed and Floating Charge Debenture (the “Debenture”) dated as of the date hereof), subject always to Vendor’s first priority mortgage, charge and security interest in and to all Specifically Mortgaged Property (which for greater certainty shall include any personal property that may form part of, or constitute proceeds from, such Specifically Mortgaged Property) and to the pledge of shares and/or partnership interests as contemplated in clause 13.11(d) (the “Pledged Shares");

(ii)	Vendor consents to and acknowledges the subordination and postponement of the Vendor’s rights under the Debenture as the same relate to the Mortgaged Property other than the Specifically Mortgaged Property and the Pledged Shares; and

(iii)	the Third Party Lender expressly:
(A)	acknowledges the first priority mortgage, charge and security interest of Vendor in and to the Specifically Mortgaged Property and the Pledged Shares;

(B)	unconditionally subordinates its mortgages, charges and security interests in and to the Specifically Mortgaged Property and the Pledged Shares, and agrees that such subordination shall apply in all events and circumstances; and

(C)	agrees not to contest or challenge Vendor’s mortgages, charges and security interests.
(b)	Upon any sale, assignment or other disposition of the Mortgaged Property (excluding the Specifically Mortgaged Property and the Pledged Shares, and any and all proceeds therefrom) to a Third Party that is not prohibited by the Debenture, the Vendor agrees to provide any releases or no interest letters required in respect of the security interests of the Vendor in such Mortgaged Property upon the request of the Purchaser, acting reasonably, in connection with such sale, assignment or disposition.

13.2	Public Announcements

If a Party intends to make any public announcement or press release (either, a “Press Release”) relating to this Agreement, that Party shall use reasonable commercial efforts to first give the other Party 48 hours to review and comment on such Press Release, unless it is impracticable for that Party to do so having regard to its legal obligations relating to timely disclosure. The Party desiring to make the Press Release shall give due consideration to any comments it receives from the other Party, but it shall not be required to incorporate such comments.

13.3	Further Assurances

Each Party will, from time to time and at all times after the date hereof, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

13.4	No Merger

There shall not be any merger of any covenant, representation, warranty or indemnity in any other Transaction Document or in any assignments, conveyances, transfers and other documents conveying the interests of Vendor in the Assets to Purchaser notwithstanding any rule of law, equity or statute to the contrary, and all such rules are hereby waived.

13.5	Signs and Notifications

At any time after the date hereof, Vendor may remove any signs which indicate Vendor’s ownership or operation of the Assets. It shall be the responsibility of Purchaser, where necessary, to erect or install any signs that may be required by the Regulations indicating Purchaser to be the operator of the Assets and, subject to Article 6, to notify other working interest owners, gas purchasers, lessors, suppliers, contractors, governmental agencies and any other Third Party of Purchaser’s interest in the Assets, and Purchaser shall, as soon as is reasonably possible after the date hereof, erect or install such signs and notify such persons.

13.6	Governing Law

This Agreement shall, in all respects, be subject to and be interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of Alberta. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement, except for disputes governed by clause 11.1.

13.7	Time

Time shall be of the essence in this Agreement.

13.8	Notices

The addresses for service and the fax numbers of the Parties shall be as follows:

Vendor:	Purchaser:
Talisman Energy Canada	Ivanhoe Energy Inc.
Suite 2000, 888 — 3rd Street S.W.	654-999 Canada Place
Calgary, Alberta T2P 5C5	Vancouver, British Columbia
Attention: Executive Vice-President,	V6C 3E1
Corporate and Legal	Attention: Corporate Secretary
Fax: (403) 231-3633	Fax: (604) 682-2060

With a copy to:	with a copy to:
Macleod Dixon LLP	Goodmans LLP
3700, 400 Third Avenue S.W.	355 Burrard Street, Suite 1900
Calgary, Alberta T2P 4H2	Vancouver, British Columbia V6C 2G8
Attention: Kevin Johnson	Attention: Bruce Wright
Fax: (403) 264-5973	Fax: (604) 682-7131
All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered and received if:
(a)	personally served on the other Party by hand delivery or courier delivery during the normal business hours of the recipient at the applicable address set forth above (personally served notices shall be deemed received by the addressee when actually delivered); or

(b)	by facsimile transmission directed to the Party on whom they are to be served at that Party’s fax number set forth above and such notices so served shall be deemed to have been received by the addressee thereof when actually received by it if received within the normal working hours of a Business Day, or, if received outside the normal working hours of a Business Day, at the commencement of the next ensuing Business Day following transmission thereof.
A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Party.

13.9	Entire Agreement

The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party. Except for the Confidentiality Agreement dated August 27, 2007 between Vendor and Purchaser, this Agreement and the other Transaction Documents supersede all other agreements (including the Letter Agreement), documents, writings and verbal understandings between the Parties prior to the date hereof relating to the subject matter hereof and express the entire agreement of the Parties with respect to the subject matter hereof.

13.10	Assignment

This Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent may be unreasonably and arbitrarily withheld, provided that nothing herein shall prevent or restrict Vendor from assigning in whole or in part this Agreement or any benefits, obligations or liabilities hereunder to Talisman Energy Inc. or any of its direct or indirect wholly owned subsidiaries, provided that any assignment to such a subsidiary shall not result in Talisman Energy Inc. being released from any obligations or liabilities it may have hereunder.

13.11	Transfer of Assets to an Affiliate

Subject to first obtaining the prior written consent of Vendor, which consent shall not be unreasonably withheld, Purchaser shall have the right to assign the Assets or any portion thereof to:
(a)	a wholly owned Affiliate of Ivanhoe; or

(b)	a partnership with respect to which Ivanhoe and one or more direct or indirect wholly owned subsidiaries of Ivanhoe are the only partners thereof, provided that:
(c)	notwithstanding any such assignment Purchaser shall at all times remain responsible for all, and shall not be released from any, obligations and liabilities under this Agreement and each of the other Transaction Documents;

(d)	Purchaser first pledges in favour of Vendor the shares and partnership interests in such Affiliate, subsidiary and partnership pursuant to a securities pledge agreement in form and substance satisfactory to Vendor, acting reasonably; and

(e)	each such Affiliate, subsidiary and partnership:
(i)	first agrees in writing with Vendor and Purchaser pursuant to an agreement in form and substance satisfactory to Vendor, acting reasonably, to be jointly and severally liable for all obligations and liabilities of Purchaser under this Agreement and each other Transaction Document; and

(ii)	first executes and delivers to Vendor a debenture and deposit agreement that is substantially in the form of the Security Documents, pursuant to which it grants to Vendor a mortgage, charge and security interest in and to all of its present and after-acquired real and personal property with the priority provided for in such Security Documents, including a first priority fixed charge and security interest in and to the Assets.
13.12	Enurement

This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, receiver-managers, successors and permitted assigns.

13.13	Waivers

Only a written waiver by a Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein will be effective or binding upon that Party. Any waiver so given will extend only to the particular breach waived, and will not limit or affect any rights for any other or future breach.

13.14	Substitution and Subrogation

The assignment and conveyance in respect of the Assets to be effected by this Agreement is made with full right of substitution and subrogation of Purchaser in and to all covenants, representations and warranties and indemnities previously given or made by others in respect of the Assets or any part or portion thereof.

13.15	Counterpart Execution

This Agreement may be executed by the Parties in counterpart and all such executed counterparts together shall constitute one agreement.
     IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

TALISMAN ENERGY CANADA by its Managing Partner TALISMAN ENERGY INC.

Per:	/s/ “M. Jacqueline Sheppard”

M. Jacqueline Sheppard
Executive Vice President, Corporate and Legal, and Corporate Secretary

IVANHOE ENERGY INC.

Per:	/s/ “Ian S. Barnett”

Schedule “A”
attached to and made part of a Asset Transfer Agreement Agreement dated July 11, 2008 between Talisman Energy Canada and Ivanhoe
Energy Inc.
LANDS AND LEASES

Schedule “B”
attached to and made part of a Asset Transfer Agreement Agreement dated July 11, 2008 between Talisman Energy Canada and Ivanhoe
Energy Inc.
WELLS

Schedule “C”
attached to and made part of a Asset Transfer Agreement Agreement dated July 11, 2008 between Talisman Energy Canada and Ivanhoe
Energy Inc.
PROPRIETARY SEISMIC DATA

Schedule “D”
attached to and made part of a Asset Transfer Agreement Agreement dated July11, 2008 between Talisman Energy Canada and Ivanhoe Energy
Inc.
DISCLOSURE SCHEDULE

Schedule “E”
attached to and made part of a Asset Transfer Agreement Agreement dated July 11, 2008 between Talisman Energy Canada and Ivanhoe
Energy Inc.
DATA ROOM MATERIALS

Schedule “F”
attached to and made part of a Asset Transfer Agreement Agreement dated July11, 2008 between Talisman Energy Canada and Ivanhoe Energy
Inc.
PROPOSED RECOVERY AREA

Schedule “G”
attached to and made part of a Asset Transfer Agreement Agreement dated July 11, 2008 between Talisman Energy Canada and Ivanhoe
Energy Inc.
ROFR ASSETS

Schedule “H”
attached to and made part of a Asset Transfer Agreement Agreement dated July 11, 2008 between Talisman Energy Canada and Ivanhoe
Energy Inc.
RECLAMATION WELLS

Locations
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